Exhibit 10.1

Amendment No. 1 to Tax Sharing Agreement

       This Amendment No. 1 to Tax Sharing Agreement is made effective as of June 9, 2005.

BACKGROUND

A. As of December 1, 2003, Genesis HealthCare Corporation, a Pennsylvania corporation (“GHC”), and NeighborCare, Inc. (f/k/a Genesis Health Ventures, Inc.), a Delaware corporation (“NeighborCare”), entered a Tax Sharing Agreement (“Tax Sharing Agreement”).

B. GHC and NeighborCare now desire to amend the Tax Sharing Agreement as set forth in this Amendment No. 1 (“Amendment”).

AGREEMENT

       NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Tax Sharing Agreement is amended as follows:

1.	Section 7(a)(iv) of the Tax Sharing agreement is modified by replacing 40 percent with 70 percent.

2.	No changes or amendments will be made by NeighborCare or its successors to any combined Returns as defined in the Tax Sharing Agreement for periods ending on or before September 30, 2001 without the consent of Genesis.

3.	In the event of a Change in Control of NeighborCare, Genesis is granted the joint right to represent members of combined Returns with respect to any tax proceeding directly relating to the NOL available to Genesis. Pursuant to this joint right, neither party will file any amended tax returns, enter any settlement agreement with the Internal Revenue Service, or take any other action that could be reasonably expected to have an adverse impact on the other without the other’s consent, such consent not to be unreasonably withheld or delayed. A “Change of Control” will be deemed to have occurred any time at which individuals who, as of the date of this agreement, constitute the Board of NeighborCare, Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

4.	Capitalized terms not otherwise defined in this Amendment have the meaning defined in the Tax Sharing Agreement.

       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Amendment as of the day and year first written above.

NEIGHBORCARE, INC.		GENESIS HEALTHCARE CORPORATION

By:	/s/ John J. Arlotta	By:	/s/ George V. Hager, Jr.
	John Arlotta		George V. Hager, Jr.
	Chairman, President and Chief Executive Officer		Chairman and Chief Executive Officer